Exhibit 10.1

December 2, 2022

Paul Galvin, CEO

SGB Development Corp.

5011 Gate Parkway Building 100, Suite 100

Jacksonville, FL  32256

Re:	Proposal for fabrication for an approximately 800 Multifamily Market Rate Rental units, equal to approximately 800,000 SQFT of new modular buildings (the “Project”) to be located at Magnolia Gardens, McLean Ave, Durant, OK.

Fabrication Agreement (quote)

Dear Mr. Galvin, ,

In accordance with your request, SG Echo, LLC (“SG ECHO”) is pleased to submit the following Modular Building Systems Services Proposal for the above referenced project with SGB DEVELOPMENT CORP. (“Client”). Once executed by both parties, this proposal shall constitute an agreement between Client and SG ECHO (the “Agreement”).

SCOPE OF WORK

Client is engaging SG ECHO to procure and fabricate Multi-family Market Rate Rental modular buildings.

The proposed structure(s) for this Project will be SCOPE OF PROJECT as further described in Exhibit A

SG ECHO will perform the services set forth in Exhibit A (the “Services”) in connection with this Project with reasonable care and skill, efficiently and within time frames as set out in and in accordance with Exhibit A, the terms of this Agreement and applicable laws. Client will provide SG Echo with all design and engineering shall be performed by properly licensed persons or entities as required by local laws. Any change in the details of Exhibit A shall require a written change order. Either Party may submit an amended Exhibit A to the other Party for consideration at any time. The amended Exhibit A shall detail the requested changes to the applicable task, responsibility, budget, timeline or other matters.

EXCLUSIONS

Only the items specifically mentioned in Exhibit A are included under this proposal. Please see the attached Exhibit B for those services expressly excluded from this proposal.

CLIENT’S RESPONSIBILITIES

●	Pay all Application Fees and Permits other than third party inspections for the Modular buildings only.

●	Any changes or delays that may be required by the city of Durant during the visual inspection process and drawing approval and any changes requested by the Client, will affect both cost and schedule.

COMPENSATION AND PAYMENT

Exhibit A includes a cost for the Building and compensation for SG ECHO’s Services. This is a Quote for the fabrication of the buildings per Exhibit A.

Reimbursable expenses such as printing, copying, mailing fees, special delivery fees, travel and mileage will be charged separately based on the actual cost of expenses incurred, plus an administrative fee equal to 15% of the actual cost of the expense. Any expenses in excess of $2,000.00 must be pre-approved in writing by Client.

Unless a different payment schedule is agreed to in Exhibit A or in a particular Purchase Order, SG ECHO will invoice for Services monthly based on the percentage of Services completed. All billed modules shall be previously inspected and approved by third party inspector. Payment is due within fifteen (15) days of Client’s receipt of SG ECHO’s invoice.

ADDITIONAL SERVICES

If any additional services are required or requested by Client, SG ECHO will provide Client with separate proposals to provide such services on a lump sum fee basis or on a time and expense basis at SG ECHO’s and its consultants and contractors then-current hourly rates plus reimbursable expenses as permitted under this Agreement. Rates may be updated from time to time in accordance with SG ECHO’s usual rate-setting practices.

WARRANTY

Exhibit E attached Limited Building Manufacturer’s Warranty

SUBCONTRACTORS AND SUBCONSULTANTS

Client acknowledges that SG ECHO intends to retain certain contractors and consultants to perform certain of the services required for this project. SG Echo acknowledges that Client intends to retain certain contractors and consultants to perform certain of the services required for this project. SG ECHO and Client shall each be responsible for, and shall hold the other harmless from, the acts or omissions of their respective contractors and consultants.

GENERAL TERMS AND CONDITIONS OF CONTRACT

The Agreement and each Purchase Order and Project are subject to Client securing third party financing for the Project and to SG ECHO’s standard terms and conditions, which are attached as Exhibit D.

If the terms and conditions of this proposal meet with your approval, please forward authorization to proceed by executing below.

We thank you for your time and consideration and look forward to working with you on this project. If you have any questions or require any additional information, please feel free to call.

Very truly yours,

/s/ William Rogers
William Rogers
Chief Operations Officer, SG Echo

[SIGNATURE ON FOLLOWING PAGE]

CLIENT AUTHORIZATION TO PROCEED:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Project:

SGB Development Magnolia Gardens Apartments

Client:

Paul Galvin, CEO

SGB Development Corp.

5011 Gate Parkway Building 100, Suite 100

Jacksonville, FL  32256

Signature:	/s/ Paul Galvin
Printed Name:	Paul Galvin
Title: CEO

Exhibit A

Project Description & Scope of Services

PROJECT DESCRIPTION

SG Echo will be , fabricating, delivering, setting and completing the modular units for the described project on foundations provided by the client. 800 Multi-family Market rate rental units equal to approximately 800,000 SQFT of modular buildings. The design of the project must be approved by the Client before fabrication can be started.

The project will be Fabricated in Phases of 100 to 150 units per phase. Client will determine the schedule of the phasing in its sole discretion.

SCOPE OF SERVICES

BUILDING DESIGN:

These specifications assume this building to be considered “free standing,” without impact or implication from any other facilities on the existing or adjacent properties or from insufficient fire lanes or improper setbacks.

Design specifications and drawings will be approved by the client at the Conceptual phase of design, the Developmental phase of the design and the final Construction Documents.

Building Code Design Criteria:

1.	SUBJECT BUILDING:

●	800 Multi-family Market Rate Rental units with an average apartment size of 1,000 SQFT pet unit. The units will made up of a mix of One and Two Bedroom units.

General Notes:

●	For the purposes of these Specifications:

o	“by others” is defined as “not by SG Echo, its suppliers or subcontractors.”

o	“factory” is defined as “SG Echo, its suppliers or subcontractors.”

o	3rd. Party inspections are not included

o	Pricing and Schedule subject to change as mutually agreed based on final specs and drawings.

Foundation:

●	Foundation designs or calculations as required by Local, or State Codes are by others.

●	SG Echo will provide KIP loads, load points, and a recommended description of attachment method of building to foundations. Final connection details are to be reviewed and approved by the clients consultants.

Notes:

●	Appliances are Included

●	Gutters and Downspouts are Included.

BUILDING COST AND COMPENSATION

The Quote set forth below represents the Fabrication (Quote) of the building.

Line Items	Sale
Building Fabrication, Stamps, Reviews, Inspection and buildings, SG Echo will be paid a fee of 15% of the total cost of the project.

TERMS

Client shall pay SG ECHO per the terms below to design and fabricate the Magnolia Gardens Apartments project. This amount is due upon receipt of SG ECHO’s invoice.

Terms as noted are:

FABRICATION:
Down payment upon release of project for Fabrication	30%
Stage Payment upon completion of Fabrication / Testing / and 3P Inspection of each unit as it leaves the facility	65%
Final Payment upon completion of installation on site including acceptance of punchlist items, startup of equipment and City of Durant Inspection by Client	5%
Total	100%

Storage of modules at SG Echo to be $50 each per day past 30 days from notification of completion unless otherwise approved in writing by Client and SG Echo.

Notwithstanding the foregoing, Client may withhold 10%, as retainage, from the payment otherwise due, to be reduced to 5% after field install is watertight and 2.5% after all punch list items have been complete.

FABRICATION SCHEDULE

The estimated date for State or other JHA Approval and fabrication on the unit is slated by 60 days after documents have been completed and the estimated completion date for fabrication is estimated will be 180 days after all regulatory approvals have been completed. The estimated dates are based on assumptions that SG Echo have signed contract and release of funds, document submittal, and state or other JHA licensure approvals for these modules (if required). Subsequent orders and schedules to be determined at time of order. Completion of fabrication will be driven by long lead items which can be delayed to current supply chain issues.

TERMS AND ASSUMPTIONS

SG ECHO assumes that Client will not make “Major or Significant” changes to the building template set forth herein. Furthermore, we assume that local, state, and federal reviewing agencies will not require “Major or Significant” revisions to the building design. Should “Major or Significant” revisions be required or requested by local, state, and federal reviewing agencies, invoices for additional services will be submitted for review and acceptance by Client and time schedules shall be adjusted as mutually agreed. Fabrication and installation will proceed once the parties reach agreement with respect to invoicing and payment concerning Major of Significant changes.

SG ECHO will complete all necessary applications as required for the completion of the Services included herein. All application fees shall be paid by Client. All general printing, reproduction, and delivery services necessary for the Services will be invoiced based on actual expenses incurred.

Any fees incurred from the submission of local, state, or federal permits will be the responsibility of the Client.

SGB Development

Signature:
Name:	Paul Galvin
Title:	CEO

SG Echo, LLC

Signature:
Name:	William Rogers
Title:	Chief Operations Officer

SG Echo, LLC

Signature:
Name: William Rogers
Title: Chief Operations Officer

End of Exhibit A

Exhibit B

Exclusions

Only the items specifically documented in Exhibit A are included under this proposal. This proposal does not include the following services, which may or may not be required for the project:

●	Any Survey Services

●	Department of Environmental Protection or Army Corp Permits

●	Wetland Investigation or Mitigation

●	NPDES Permit or Equivalent Permits

●	Full Sewage Facilities Planning Module

●	Geotechnical Investigation or Report

●	Any Traffic Engineering Services

●	Off-site or onsite Utility Design

●	Electrical Conduit Design for Site Lighting which is not integral and part of the module

●	All Application and Permit Fees

●	Zoning Variances or Modifications

●	Landscape Designs

●	Lighting Designs

●	Attend Any Meetings

●	Retaining Wall Design

SG ECHO is not responsible for Client supplied or installed items as noted above.

End of Exhibit B

Exhibit D

General Terms and Conditions of Contract

The following terms and conditions apply to this Agreement and each Purchase Order issued under this Project Agreement:

1.	Schedule. SG ECHO shall provide consulting, procurement, delivery, and other services as described in SG ECHO’s proposal and as otherwise agreed to by the parties. SG ECHO shall render such services and deliver the required reports and other deliverables in accordance with the preliminary schedule in the proposal and subsequent schedules and adjustments thereto agreed to by the parties. In the event SG ECHO anticipates at any time that it will not reach one or more milestones or complete one or more assignments within the prescribed timetable, SG ECHO shall promptly inform the Client and convey proposed revisions to the schedule that reflect SG ECHO’s best estimates of what can realistically be achieved. Client shall not unreasonably withhold approval of SG ECHO’s revisions to the schedule. SG ECHO shall be entitled to an extension of time in the event of delays not caused by SG ECHO or its subconsultants and other causes outside of SG ECHO’s control inclusive of supply chain, state and city approvals as possible delays.

2.	Ownership of Documents. As between Client and SG ECHO, all right, title, and interest in and to all instruments of service, programs, systems, data, or materials utilized or produced by SG ECHO in the performance of services (“Instruments of Services”) shall remain the property of SG ECHO. All right, title, and interest in and to any programs, systems, data, and materials furnished to SG ECHO by Client are and shall remain the property of Client. SG ECHO grants to the Client a nonexclusive license to use the Instruments of Service solely and exclusively for purposes of constructing, using, maintaining, altering, and adding to the particular Project for which they were developed, provided that the Client substantially performs its obligations, including prompt payment of all sums when due, under this Agreement and the particular applicable Purchase Order. Notwithstanding the foregoing, Client shall not use the Instruments of Services on any other project, or for any other use whatsoever without SG ECHO’s involvement and consent.

3.	Owner Information. Client shall provide SG ECHO with information about each Site and each Project as necessary for SG ECHO to perform its services. Client warrants that it owns (or otherwise may lawfully use) all right, title, and interest in and to any plans, programs, systems, data, or materials furnished to SG ECHO hereunder. SG ECHO shall be entitled to rely upon the accuracy and completeness of any information or documents provided by the Client to SG ECHO. SG ECHO shall be entitled to an appropriate adjustment in compensation and/or an extension of time in the event of any change or errors, omissions, or inconsistencies in such information or services provided by others.

4.	Intellectual Property and Proprietary Information. SG ECHO represents that it is the lawful owner or licensee of any software programs or other materials used by SG ECHO in the performance of the services called for in this Agreement. Client warrants that it owns (or otherwise may lawfully use) all right, title, and interest in and to any plans, programs, systems, data, or materials furnished to SG ECHO hereunder. Client acknowledges and agrees that SG ECHO trademarks any and all logos or other indicia used by SG ECHO, belong exclusively to SG ECHO. Client shall not use the SG ECHO trademark or logos, or any trademark or logo confusingly similar thereto, in any manner without the prior written consent of SG ECHO. SG ECHO shall be allowed to publish material related to the Projects (other than Confidential Information of Client hereunder) in SG ECHO’s portfolio of projects, website and/or marketing materials. SG ECHO will be allowed to photograph the completed Projects for inclusion in its portfolio, website, and marketing materials. Neither party transfers to the other any intellectual property or other licenses, rights, or ownership in or to any proprietary information or Confidential Information.

5.	Confidentiality. The parties agree that the following is deemed “Confidential Information” under this Agreement: (a) any information, documentation, technical specifications, designs, production details and other proprietary technology and information disclosed from one party to the other in connection with the Projects and/or the Services; and (b) the system SG ECHO employs and its components and all designs, plans, specifications, drawings, materials and documentation provided by SG ECHO hereunder (collectively, the “SG Materials”). The receiving party, except as may otherwise be mutually agreed upon in writing; shall: (a) hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the receiving party to protect its own proprietary or confidential information that it does not wish to disclose, which in no event shall be less than reasonable care; (b) restrict disclosure of the Confidential Information solely to those directors, officers, employees, and/or agents/consultants with a need to know, and not disclose it to any other person without the prior written consent of the disclosing party; (c) advise those persons to whom the Confidential Information is disclosed of their obligations assumed herein; and (d) use the Confidential Information only for the purpose of providing the Building and/or the Services or otherwise carrying out the receiving Party’s obligations under this Agreement. The obligations of the receiving party specified in above shall not apply to any information or materials: (a) that were independently developed by the receiving party or lawfully received free of restrictions from another source having the right to so furnish the same; or (b) that have become generally available to the public without breach of this Agreement by the receiving party; or (c) which at the time of disclosure to the receiving party were known to the receiving party to be free of restrictions as evidenced by documentation in the receiving party’s possession; or (d) which are disclosed pursuant to the requirement of a governmental agency or any law requiring thereof, or in the course of a litigation, proceeding, or other legal activity; provided that the receiving party provides the disclosing party with prior written notice of any such disclosure within a reasonable time in advance so as to allow the disclosing Party to take measures to protect the disclosure of said Information through a protective order or otherwise. Confidential Information of SG ECHO may only be used by Client in connection with the applicable Project. Client shall not use SG ECHO Confidential Information for other projects, either directly or through a third party, unless SG ECHO consents in writing and with appropriate compensation to SG ECHO as determined by SG ECHO at its sole and absolute discretion. Client shall include the confidentiality provisions of this Agreement in all agreements between Client and its contractors, subcontractors, and consultants on the Projects (if any).

6.	Site. Client acknowledges that SG ECHO has not performed an exhaustive inspection of any Sites and that there may be structural or other existing conditions at the site that are unknown to SG ECHO or otherwise hidden, unforeseen, or unanticipated. The Client is responsible for all risks associated with unknown, hidden, unforeseen, or unanticipated conditions at the Site.

7.	Hazardous Materials. SG ECHO shall have no responsibility for the discovery, presence, handling, removal, or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Site.

8.	Approved Building Materials. All designs and specifications for each Project shall require that work be performed utilizing only approved building materials authorized by SG ECHO.

9.	Coordination. Client shall be responsible for coordinating the services of the Client’s separate contractors and consultants and shall require such parties to cooperate with SG ECHO in the performance of the Services. SG ECHO will coordinate its Services and the services of its subconsultants with the services provided by Client and its separate contractors and consultants.

10.	Construction Means and Methods; Safety. SG ECHO shall not be responsible for the means, methods, techniques, sequences, or procedures of any construction work not performed by SG ECHO subcontractors; nor shall SG ECHO be responsible for the safety precautions or programs in connection with such construction work. The means, methods, techniques, sequences, and procedures of the construction work of other parties and the safety precautions and programs for such work are solely the other contractors’ rights and responsibilities.

11.	Standard of Care. SG ECHO shall perform its services under this Agreement consistent with the same skill and care ordinarily provided by similar consultants practicing in the same or similar locality and under the same or similar circumstances.

12.	Limitation of Liability. In recognition of the relative risks and benefits of the Project to both Client and SG ECHO, the risks have been allocated such that Client agrees, to the fullest extent not prohibited by law, to limit the liability of SG ECHO and its subconsultants, and each of their respective owners, officers, directors, employees and insurers (“SG ECHO Parties”) for all claims, losses, awards, expenses and damages of any nature and from any cause or causes, so that the total aggregate liability of the SG ECHO Parties for each Project shall not exceed the the total amount paid to SG ECHO for that particular Project. This limitation of liability shall include without limitation claims of breach of contract, breach of warranty, negligence, misrepresentation, strict liability or other tort, or otherwise.

13.	Waiver of Consequential Damages. The Client and SG ECHO waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement or any Purchase Order or otherwise. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination of this Agreement, or any Purchase Order, except as specifically provided in Section 17 below.

14.	Indemnity. Each party shall indemnify, defend and hold harmless the other party and its personnel, agents, assigns and owners from and against any and all claims, damages, losses and expenses (including reasonable attorney’s fees) arising out of or resulting from: (a) errors, omissions or inaccuracies in documents or other information provided by such party or its consultants or contractors to the other; ; (b) any claim, damage, loss or expense caused in whole or in part by the acts or omissions of such party, its agents, Contractor, sub-contractors, consultants, employees or assigns.

15.	No Third-Party Beneficiaries. Nothing contained in this Agreement shall create a contractual relationship with, or cause of action in favor of, a third-party against either the Client or SG ECHO.

16.	Independent Contractor. SG ECHO shall, at all times, be acting as an independent contractor and this Agreement shall not be construed to create any partnership, joint venture or employer-employee relationship between the Parties or their agents or employees.

17.	Termination. Upon failure of the other party to perform its obligations under this Agreement, the Client or SG ECHO may terminate this Agreement upon 30-days written notice to the other party, subject to each party’s right to cure a default or breach, it being agreed that, except for fraud or bad faith, all defaults or breaches hereunder shall be curable. In the event that a party believes that the other has defaulted in the performance of its obligations hereunder, or otherwise breached this Agreement it shall promptly notify the other party in writing specifying the alleged default or breach (“Notice of Breach), and upon receipt of such Notice of Breach the receiving party shall have 15 days to cure the alleged default or breach. In the event of termination, SG ECHO shall cease performing all services and shall be entitled to be paid for all services rendered through the date of termination. In the event the termination by Client is without cause i.e. without SG Echo being in default or having materially breached the Agreement, the Client shall also pay any expenses incurred as a result of the termination (including without limitation supplier and vendor cancellation fees, restocking fees, subcontractor termination or cancellation fees, or other similar termination costs), plus a 15% markup as compensation for SG ECHO’s anticipated profit on the value of services not performed by SG ECHO.

18.	Compliance with Laws. SG ECHO will perform its services under this Agreement in accordance with applicable laws, rules, or regulations applicable to the engineering services to be provided hereunder.

19.	Disputes. The parties shall endeavor to settle disputes by mediation in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise. The mediation shall take place at SG ECHO’s place of business or other location mutually agreeable to the parties. Disputes not resolved by mediation shall be submitted to litigation. Both Parties agree that both Parties shall institute any action arising out of or relating to this Agreement in any federal or state court of general jurisdiction in the State of New York. Both Parties irrevocably submit and consent to the jurisdiction of any such court and waive any objection either may have to either the jurisdiction or venue of such court.

20.	Applicable Law. The laws of the State of New York shall govern the validity, interpretation, construction, performance, and enforcement of this Agreement, regardless of any conflict of law principals.

21.	Late Payments and Collection Costs. In the event SG ECHO has to take action against the Client to collect fees for services rendered or expenses incurred, Client will be liable for and agrees to pay any and all reasonable attorney’s fees, actual out-of-pocket costs, expenses, and disbursements incurred in the course of such proceedings by SG ECHO. SG ECHO reserves the right to stop work on any Project if Client fails to pay an invoice after 30 days, unless for such invoice Client has a reasonable a good faith dispute thereto (“Disputed Invoice”). SG ECHO shall not be held responsible for Project delays due to Client’s failure to make payments as required by this Agreement unless said nonpayment relates to a Disputed Invoice. Except for Disputed Invoices interest shall applied at a rate of 1.0% per month (12% annually) for invoices over 30 days past due.

22.	Entire Agreement. This Agreement represents the entire and integrated agreement between the Client and SG ECHO and supersedes all prior negotiations, representations, or agreements, whether they be written or oral, including without limitation any letter agreements or letters of intent between the parties. This Agreement may be amended or modified only by a written instrument signed by both the Client and SG ECHO.

23.	Assignment. By this Agreement, the Client and SG ECHO, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement; and, to the partners, successors, assigns and legal representatives of such other party. Neither the Client nor SG ECHO shall assign this Agreement without the express written consent of the other party to this Agreement.

24.	Severability. All provisions of this Agreement are severable, and any which are deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and this Agreement shall be enforced and interpreted as if the invalid or unenforceable provisions were not contained herein and any partially valid and enforceable provisions shall be enforced to the extend valid or enforceable.

25.	Headings. Paragraph and section headings herein are used solely for convenience and are not intended nor in any sense are to be given any weight in the construction of this Agreement.

26.	No Waiver. The failure of any party hereto to exercise the rights granted to such party under this Agreement shall not in any event constitute a waiver of any such rights.

27.	Full Power. Both parties represent they have the full right and power to enter into this Agreement and perform all obligations to be performed hereunder and to grant all rights hereunder granted without violating the legal or equitable rights of any other person or party.

28.	EXCEPT AS OTHERWISE SPECIFIED BY SG ECHO IN WRITING, SG ECHO MAKES NO WARRANTIES WITH RESPECT TO THE BUILDING OR ITS COMPONENTS OR THE SERVICES PROCURED OR PROVIDED BY SG ECHO AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

End of Exhibit D

Exhibit E

Limited Building Manufacturer’s Warranty

1. Offer of Warranty:

This limited warranty (“Limited Warranty”) is made to the Original Owner and/or Final Purchaser only (being herein referred to as “Buyer”) of the new modular structure (herein defined as “modules”) and is the exclusive statement of warranties and obligations by SG ECHO, LLC (being herein referred to as “Seller”). This statement of warranty is for modules or structures built and located within the contiguous United States of America only. This warranty begins as follows;

●	FOB factory Paid in Full or;

●	When buyer takes possession of modules or;

●	Delivered and commissioned at project location by SG ECHO or;

●	Seller notifies Buyer of project readiness at factory when being delivered and commissioned by 3rd party not under SG ECHO control

2. Seller’s Warranty:

Except as otherwise noted herein or as noted under “Exclusions from Warranty,” the Seller warrants the modules to be free from defects in materials and workmanship when properly completed, conditioned, and maintained and within normal use and service of the building’s occupancy type. This warranty covers only the same or equal workmanlike repair or replacement of the Seller’s installed building components, parts, or materials as necessary due to faulty workmanship or materials.

The Seller acknowledges its responsibility of making repairs within a reasonable period of time after being properly advised by the Buyer, in writing, on the details of acceptable and justifiable deficiencies under the terms of this warranty.

3. Exclusions from Warranty:

Seller does not warrant and shall not be responsible for, and this Limited Warranty shall not extend to or include or be applicable to any of the following:

●	If a Building has been repaired or altered without the prior knowledge and/or written consent of the Seller.

●	Any loss or damage, repair, adjustment, replacement, defect, or loss caused by, related to, or resulting from misuse, abuse, neglect, vandalism, riot, insurrection, or other civil disorders, fire, insects, accidents, explosion, falling objects, acts of God such as earthquake, flood, lightning, or hurricane, electrical or other utility service malfunctions, and/or loading of the modules beyond any limits specified by code or engineered designs.

●	Any defects caused or made worse by negligence, improper maintenance or other action by Buyer or anyone else other than Seller or Seller’s employees, agents, and contractors.

●	Parts, accessories, or items furnished by the Buyer for installation on the subject modules and/or the results of such items as may be caused by proper, or improper, installation.

●	Any items or services that are part of the routine preparation and maintenance of the modules (i.e., changing of air filters, cleaning of surfaces, waxing of floors, etc.)

●	Electrical, plumbing, or mechanical connections, devices, wiring, or systems and components installed in or on the subject Building by persons other than Seller.

●	“Normal wear and tear” items such as painted surfaces, light bulbs, door and/or hardware adjustments, etc.

●	Any or all work completed at the site or to modules, by others, whether under the control of the Seller or not.

●	Installation of any and all shipped loose items, site installed by others, whether supplied by Seller or not.

●	Any work or labor performed and/or any materials added, installed, repaired, and/or replaced by others, not authorized, in writing, by Seller.

●	Loss or damage which the Buyer has not taken timely action to minimize.

●	Loss or damage caused by or resulting from soil movement, expansion, or contraction of soil; or sinking or shifting of soil not disturbed by Seller

●	Loss or damage caused by or resulting from insects; accidents, riot and civil commotion, fire, explosion, smoke, water escape, falling objects, aircraft, vehicles, acts of God, lightning, wind-driven water, floods, hail, wind, electrical or other utility service malfunctions, and changes in the underground water table or hydrostatic pressure from underground water; seepage of water.

●	Service work resulting from movement of grade or owner installed foundations.

●	Any damage, repair, adjustment, replacement, defect, or loss caused by, related to, or resulting from the discovery of a building’s improper wind or snow load designs or resulting from the buyer’s incorrect statement of the modules location or address to the Seller.

●	Any material misrepresentation made by Buyer to Seller, or its agents, in connection with a warranty claim.

4. Additional Warranties:

Special packaged systems (i.e., HVAC units, water heaters, etc.), equipment (i.e., breakers, lights, emergency lights, etc.) and/or materials (i.e., roofing, siding, etc.) included with the modules may also carry exclusive warranties issued by their respective manufacturers and take precedence over this warranty i.e., Buyer shall only seek recourse from the respective manufacturers for such claims. Some items may require exchange and/or returns to the original manufacturer, in which case, delivery and handling is only covered to the extent of the original equipment manufacturer’s warranty and is not made part of this warranty offered by Seller. To confirm if special packaged systems, equipment, or materials carry any additional warranties, please reference buyer approved shop drawings and cutsheets.

5. Duration of Warranty:

This warranty shall expire twelve (12) months from the date of the issuance of the certificate of occupancy for each such module

6. Buyers Remedy:

Buyer’s exclusive and only remedy under this warranty shall be only with the Seller and at the Seller’s option, to be limited solely to either of the following:

●	The repairing and/or replacing of a justified factory manufactured defective condition, with same or equal materials, workmanship, and/or equipment, using only Seller’s authorized labor, or,

●	The Seller may, at its sole discretion, offer an appropriate allowance, not to exceed the value of using its own work forces and/or materials to have the repair or replacement, if any, made by others, or,

●	Upon receipt of a written 3rd party estimate from Buyer, and after careful review from the Seller, may authorize release of a purchase order to the Buyer to have the work and/or materials corrected.

Unless otherwise agreed in writing between Seller and Buyer, repairs under this warranty shall only be made within the State for which the Seller obtained approval for the subject modules.

UNAUTHORZED WARRANTY CLAIMS, MONETARY WITHHOLDINGS (Retainage), NON-PAYMENT OF OUTSTANDING CHANGE ORDERS, AND/OR CHARGE BACKS BY THE BUYER OR ITS AGENTS, WILL NOT BE HONORED BY SG ECHO, LLC. AND ARE UNACCEPTABLE TERMS OF WARRANTY OR SALE. In the event such actions are invoked by the Buyer, the Seller reserves the right to cancel this “Offer of Warranty,” in whole or in part, by written notification to the Buyer.

7. Buyer’s Duties:

Buyer shall give prompt written notice of any defects in materials or workmanship to Seller with sufficient detail to permit Seller to perform its obligations under this warranty. The Seller must be given the ability to mobilize to perform any corrective action items within ten (10) working days after written notice is delivered and any such notice given to Seller shall act as authorization for Seller to make such repairs in accordance with the terms hereof. If defects are caused by someone other than Seller and are not covered under this warranty, Buyer agrees to pay Seller for actual cost incurred to make said repairs.

If local trades, unions, or regulations prevent the Seller’s employees, contractors, and/or labor forces from making the needed repairs, then the Buyer shall bear the costs associated for the Seller’s employees, subcontractors or agents to gain access to the repair site, or the Seller, at its option, may authorize the Buyer to make the repairs itself, at a price that would not exceed the Seller’s cost of performing the work utilizing its own employees, subcontractors or agents, and material costs.

8. Disclaimer:

THE FOREGOING WARRANTY IS EXCLUSIVE AND IS GIVEN AND ACCEPTED IN LIEU OF (i) ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (ii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN CONTRACT OR TORT, WHETHER OR NOT ARISING FROM SELLER’S NEGLIGENCE, ACTUAL OR IMPUTED. THE REMEDIES OF BUYER SHALL BE THOSE PROVIDED HEREIN TO THE EXCLUSION OF ANY AND ALL OTHER REMEDIES. UNDER NO CIRCUMSTANCES SHALL SELLER BE LIABLE FOR ANY LOSS, DIRECT, INDIRECT, INCIDENTAL, FORESEEN, UNFORESEEN, SPECIAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE USE OR OCCUPATION OF THE BUILDING(S).

NO AGREEMENT MODIFYING, VARYING OR EXTENDING THE FOREGOING WARRANTY, REMEDIES, OR THIS LIMITATION SHALL BE BINDING UPON SELLER UNLESS IN WRITING, SIGNED BY A DULY AUTHORIZED OFFICIER OF SELLER.

9. Governing Law:

This warranty and the rights and duties of the parties under this warranty shall be governed by the laws of the state of Oklahoma.

10. Notice of Claims:

If the Buyer has a justifiable claim under this Limited Warranty, it is the Buyer’s responsibility to give prompt written notice to SG Echo, LLC within the Warranty Period at the address specified below:

SG ECHO, LLC.

2917 Big Lots Parkway

Durant, OK 74701 580-380-4708

End of Exhibit E